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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Paradyne Networks, Inc. of our report dated January 19, 2001 relating to the consolidated financial statements and financial statement schedule, which appears in Paradyne Networks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and of our report dated June 1, 2000 relating to the financial Statements of Control Resources Corporation (a carve-out entity of P-Com, Inc.), which appears in Paradyne Networks, Inc's. Current Report on Form 8-K/A dated June 28, 2000. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data -- Paradyne" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP


Tampa, Florida
January 15, 2002